TITAN TECHNOLOGIES, INC.
                              3206 Candelaria, N.E.
                          Albuquerque, New Mexico 87107

                        PERSONS MAKING THIS SOLICITATION

     The Board of Directors (the "Board") of Titan Technologies, Inc. (the "Company") solicits the enclosed proxy for use at the Annual Meeting of Shareholders of the Company, to be held on December 21, 2001, in the Terrace Room of the Clubhouse Inn, 1315 Menaul Blvd. NE, Albuquerque, New Mexico 87107, at 9:00 am, New Mexico time, and at any postponement(s) or adjournment(s) of the Annual Meeting.

                             METHOD OF SOLICITATION

     Solicitation will be made primarily by mail, commencing on or about November 15, 2001, but may also be made by telephone or oral communications by directors, officers and employees of the Company. The Company estimates that the total amount to be spent in connection with this solicitation, excluding salary paid to officers and regular employees, will be approximately $10,000, most of which has will have been spent through the date of mailing of this proxy material to you. The Company will pay all costs of all solicitation efforts.

                        PROXIES AND VOTING AT THE MEETING

     On November 9, 2001, there were 35,332,143 shares of common stock issued and outstanding. This includes 2,000,000 shares that are issued in the name of Wolfgang Reiger Gesellschaft that were to have been canceled upon termination of the Company's interest in the Austrian plant. Mr. Reiger was arrested prior to the certificate being returned to the Company and has not been located in Austria. The transfer agent has been notified to seize the certificate if presented to it by any source for transfer. These 2,000,000 shares will not be counted for any purpose at the shareholder's meeting. Also, on November 9, 2001, there were issued, outstanding and currently exerciseable options to purchase 2,100,000 of common stock, thus, on a fully diluted basis, if all of the options are exercised prior to the meeting, there would be 35,886,561 shares issued and outstanding. A majority of the shares issued and outstanding on the record date, in the aggregate, must be represented in person, or by proxy at the Annual Meeting in order to hold the Annual Meeting. Only shareholders of record at the close of business on November 9, 2001 are entitled to vote at the Annual
Meeting. Because many shareholders cannot attend the Annual Meeting, a large number must be represented by proxy. Shareholders are encouraged to sign and return their proxies promptly, indicating the manner in which they wish their shares to be voted. The proxy agents will vote the shares represented by the proxies according to the instructions of the persons giving the proxies.

Unless other instructions are given, votes will be cast:

1. For the election of Management's three nominees for election to the Board of Directors presented later in this Proxy Statement. To be elected as a director, a nominee must receive the votes of a majority of the shares represented at the Meeting. Each Management Nominee has affirmed his availability and willingness to serve as a Company director when elected.


2. For the transaction of such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) of the Annual Meeting. The approval by a majority of the shares present at the meeting, in person and by proxy, is required to pass such business.



      To be elected, nominees for seats on the Board of Directors must receive the affirmative vote of a majority of the votes cast in person and by proxy at the meeting. To be passed any other item that comes before the shareholders must also receive the affirmative vote of a majority of the votes cast in person and by proxy at the meeting.

     Election inspectors will be appointed at the meeting. Such inspectors will determine the validity of proxies and will receive, canvas and report to the meeting the votes cast by the shareholders on each item brought before the shareholders for vote. Any person who is not the record owner or voting under authority granted by the record owner can vote no shares of the Company's stock. All returned proxies are counted toward the required quorum and/or the required majority of shares present at the meeting for election of directors. If any shareholder returns a proxy without indicating his directions whether the proxy should be voted for or against any item or voted for or withheld from voting on any item, the proxy will be voted by the proxy agents FOR Management's Nominees and, in the agents' discretion, on any other matter coming before the meeting.

     Any Shareholder returning a proxy has the power to revoke that proxy at any time before it is voted by delivery of a written notice of revocation, signed by the shareholder, to the Secretary of the Company; by delivery of a signed proxy bearing a later date; or by attending the Annual Meeting and voting in person. Any proxy that is not revoked will be voted at the Meeting.

     The Annual Meeting will be conducted in accordance with an agenda, which will be conspicuously posted at the Annual Meeting. Participation at the meeting will be encouraged but will be limited to shareholders and holders of valid proxies for shareholders. The Meeting will start promptly at 9:00 a.m.

                              ELECTION OF DIRECTORS

     At the Annual Meeting, the shareholders will elect three Directors to each serve until the next annual or special meeting of shareholders at which directors are elected. The Board of Directors of the Company has nominated Ronald L. Wilder, Ronald E. Allred and Jelle deBoer to be Management's slate of candidates. Each person is currently a Director and is running for the seat he currently holds. The Company's nominees have consented to be nominated and to serve if elected.

Management's Candidates

Ronald L. Wilder, who is 65 years of age, has been the President and Chief Operating Officer of the Company since 1992 and has been a director of the Company since 1986. Mr. Wilder attended the University of Southern California from 1954 to 1957 where he studied geology. He served as President and a director of Solar Age Industries, Inc. from 1978 to 1986. Prior to being employed by Solar Age Industries, Inc., Mr. Wilder owned and or operated public or private corporations in the cattle, Indian art and financial service businesses. Since the resignation of Mr. Bruce Clark in April 1998. Mr. Wilder also serves as the Company's Treasurer and Chief Financial Officer.

Dr. Ronald E. Allred was elected to the Company's board of directors by the Company's shareholders on November 13, 1992. Dr. Allred is 54 years of age and holds a BS degree in Chemistry and a MS degree in Nuclear Engineering from the University of New Mexico and a Sc.D. degree in Polymerics from MIT. He was employed by Sandia National Laboratory as a Technical Staff member from July 1969 to August 1986. From December 1986 to January 1991, he was employed, as the director of the Material Department of PDA Engineering in Costa Mesa, California, and since January 1991 has been the owner of Adherent Technologies, Inc. in Albuquerque, New Mexico.

Dr. Jelle deBoer, who is 78 years old, was first elected to the Registrant's board of directors by the Registrant's Directors on January 4, 1994. Dr. deBoer holds a BS degree in Biology, a MS degree in Radiation Biology and a Ph.D. degree in Radiation Biology, as well as specialized courses in Environmental Sciences. Dr. deBoer was employed by the U.S. Air Force for more than 25 years as a Research Scientist.

Robert S. Simon, who is 55, was appointed to the position of Company Secretary on December 30, 1998. Mr. Simon holds a BBA in finance and JD degrees granted by the University of Texas and a MBA degree granted by Texas Christian University. Mr. Simon has practiced law in Albuquerque, New Mexico for more than the past five years.

      No family relationship exists between any of the Company's officers and directors.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company's Common Stock is its only class of voting securities outstanding. Only shareholders of record at the close of business on the Record Date, will be entitled to vote at the Annual Meeting and at any adjournment thereof. As of the Record Date there were 33,786,561 shares outstanding and entitled to vote at the meeting. Each such share is entitled to one vote on each matter coming before the Meeting.

Security Ownership of Certain Beneficial Owners and Management:

     The following table sets forth, as of the Record Date the beneficial ownership of the Company's common stock by each nominee and by all officers and Directors as a group. For purposes of computation of the percentages of ownership shares underlying all issued, outstanding and currently exercisable options have been included as if exercised. Thus, if all issued and outstanding options were exercised prior to the record date, there would be a total of 34,886,561 shares issued and outstanding including 2,000,000 shares reacquired from ESA GmbH, but not yet canceled. The information as to beneficial stock ownership is based on data furnished by each person. Each person has sole voting and investment power as to all shares unless otherwise indicated.

NOTE: "Beneficial ownership" of stock, as defined by the Securities and Exchange Commission, includes stock which is not outstanding and not entitled to vote or receive dividends, but which an individual has the right to acquire within 60 days pursuant to a vested stock option. There are no unexercised stock options now held by 5% shareholders that are now issued or outstanding. Certain officers and Directors hold issued and outstanding and immediately exercisable options for the purchase 300,000 shares of the Company's common stock (see "Certain Transactions") that have been included in the computation of the percentage of shares that are owned by officers and directors. The Company may issue additional stock options in the future as circumstances dictate.

      (1)                 (2)                       (3)                   (4)
                  Name and                   Amount and
                  Address of                 Nature of
                  Beneficial                 Beneficial                 Percent
Title of Class    Owner                      Ownership                  of Class
--------------    -----------                --------------             --------
No Par            Ronald L. Wilder             301,350(direct)(1)          **
Value Common      3206 Candelaria, NE        1,256,500(indirect)(2)       3.71
                  Albuquerque, NM 87107



No Par            Dr. Ronald E. Allred       1,036,000 (direct)(3)(1)     3.06
Value Common      9621 Camino del Sol, NE
                  Albuquerque, NM 87111


No Par            Jelle deBoer                 143,000 (direct)            **
Value Common      1716 Valencia, NE
                  Albuquerque, NM 87110

No Par            Robert S. Simon              270,000 (direct)(4)
Value Common      401 Coors, NW
                  Albuquerque, NM 87120

No Par value      Officers and Directors     1,750,350 (direct)           4.84
Common Stock      (Four persons)             1,256,500 (indirect)         3.71
                                             ---------                    ----
                                             2,496,850                    8.56
                                             =========                    ====
-------
1) Includes an option to purchase 300,000 shares that may be immediately exercised.
2) Shares are owned by Mr. Wilder's family members who look to Mr. Wilder for advice in voting their shares
3)       Of this total, 10,000 shares are owned by Dr. Allred's wife.
4) Includes an option to purchase 150,000 shares that may be immediately exercised.
**       Less than one percent.

Other persons owning 5% or more of the Company no par value common stock:

      The only other persons known by the Company to own 5% or more of its issued and outstanding no par value common stock are the following:

     (1)                  (2)                         (3)                 (4)
                  Name and                   Amount and
                  Address of                 Nature of
                  Beneficial                 Beneficial                 Percent
Title of Class    Owner                      Ownership                  of Class
--------------    -----------------          ---------------            --------
No Par            Josef  R. Strauss          6,600,000(1)(direct)        19.49
value common      1243 Plumosa Dr.
                  Ft. Myers, FL 33901

No Par            Cyrene Inman               2,525,000 (direct)           7.46
value common      700 Mullen Road, NW
                  Albuquerque, NM  87123

--------
1) Mr. Strauss and Mrs. Inman both deny any affiliation with the Company resulting from their respective stock ownership.

Meetings of the Board:

     The Board held six meetings during the last fiscal year and all directors were in attendance at those meetings. The board also acts in an informal way and conducts its business through consent meetings following such telephonic discussions as each director feels may be necessary for him to have an understanding of the proposals to which his consent may be requested. During the last fiscal year, the Directors had no consent meetings. Formal minutes are only prepared to memorialize significant transactions.

      The Board has no audit, nominating, compensation committee, or other committees.


Compliance with section 16(a) of the Exchange Act.

     The Exchange Act of 1934, as amended, requires that each officer and each director file certain reports with the Securities and Exchange Commission to inform the Commission and the public of the number of shares owned by the officer or director, both directly and indirectly, at all times. During and after the end of the fiscal year Mr. Simon filed Form 4's and a Form 5 disclosing his acquisition of 110,000 shares of the Company's common stock. Mr. Simon failed to file timely one Form 4 and his Form 5.


                             EXECUTIVE COMPENSATION

      Over the past three years, the Company's executive officers were paid as follows:

                                                         Long Term Compensation
                                                         ----------------------
                    Annual Compensation
                    -------------------
        (a)                   (b)              (c)                (g)

Name                                                          Securities
and                                                           Underlying
Principal                                                      Options
Position                     Year           Salary ($)          SARO#)
---------------              ----           ----------        ----------

Ronald L. Wilder (1)(2)      1998            $36,000             --
President and COO            1999            $36,000          300,000 shares
                             2000            $42,000             --
                             2001            $42,000             --

Dr. Ronald Allred (2)        1998              --                --
Director                     1999              --             300,000 shares
                             2000              --               (4)
                             2001              --                --

Robert S. Simon (3)          1998              --                --
Secy.                        1999              --             150,000 shares
                             2000              --                --
__________                   2001              --                --


1) The Company provides health insurance for Mr. Wilder and certain employees. The cost of Mr. Wilder's insurance increased from $324.77 per month to $1089.26 and was therefore dropped and coverage was provided for Mrs. Wilder at $263.21 per month and the employee cost is also $263.21 per month. It is anticipated that these costs will be approximately the same during the current fiscal year.
2) At the 1998 Annual Meeting of Shareholders, the shareholders approved the grant to five employees, officers and directors, options to purchase 300,000 shares of the Company's common stock exercisable for a five-year period at $0.16 per share.
3) Mr. Simon serves as the Company's General Counsel and is compensated for his legal services at the rate of $1,500 per month. Pursuant to Agreement with Mr. Simon, Mr. Simon has been retained for a period of 60 months from April 30, 1998 and was granted a five year option to purchase 150,000 shares of the Company's common stock at an exercise price of $0.26 per share, the market price of the shares on the date of the grant. The Company may defer any month's payment to the end of the contract subject to the payment of interest on such delayed payment.
4) The Company and Dr. Allred and Adherent Technologies, Inc. have entered into a consulting agreement through which Dr. Allred and Adherent will be compensated from the revenue and earnings of the Company. In addition, the Company sold Dr. Allred 1,000,000 shares of its common stock for $0.01 per share. See "Certain Transactions." Dr. Allred received no compensation during the fiscal year for his services to the Company as a Director.


     During the past five years Adherent Technologies, Inc. ("Adherent"), a company owned by Dr. Allred, a director, has received from various contracts with government agencies approximately $3,000,000 as a reimbursement of its expenses for developing the Company's technology. Under the contracts, Adherent is reimbursed its expenses on billing to the government. Other than the benefit that the Company received from the advancement of its technology, which Management believes is significant, it did not receive any of the grant money.

     Also, during fiscal 2001 the Company paid $26,000 to Adherent to research whether the carbon black produced by the TRTM process could be purified by reducing its ash content. The $26,000 payment represents Adherent's costs of building, labor, chemical costs and testing.

     There has never been any bonus or long term compensation of any kind to any officer or director. In the future, the Registrant's employees, including the Registrant's officers, may also receive such bonuses and salary increases as the Board of Directors, in its sole discretion, may award. The Registrant may in the future grant cost-of-living or merit increases, even though such increases are not currently contemplated. The Registrant presently has no retirement, bonus, profit sharing, stock option or other compensation plan. The Registrant may in the future, and with the approval of the Registrant shareholders, establish an Employee Stock Ownership Plan and stock option plan or similar program to benefit its employees. Other than what is discussed in this Proxy Statement, the Registrant has no retirement, pension, profit sharing, stock option or similar program for the benefit of its officers, directors or employees, and there are currently no plans, arrangements, commitments or understandings with respect to the establishment of any such program.

                             STOCK PURCHASE OPTIONS

     In 1998 the Company's shareholders approved option grants to certain of its officers, directors and employees. Dr. Allred was granted an option in consideration for all of the effort that he and Adherent have devoted to the development of the Company's technology and to the identification and introduction of prospective licensees of the technology to the Company. Mr. Wilder was granted an option in consideration for all of his effort and tireless belief in the success of the Company for the past ten years, many times during which he forwent his pay. Each option grants the holder the right, for a period of five years from December 9, 1998, to purchase all or any part of 300,000 shares of the Company's common stock at an exercise price of $0.16 per share. On April 30, 1998, as part of Mr. Simon's retainer agreement with the Company, he was granted a five-year option to purchase all or any part of 150,000 shares at an exercise price of $0.26 per share.

     The options granted to other employees are for the same number of shares and have the same terms as the options granted to Mr. Wilder and Dr. Allred. See "Certain Transactions."


                              CERTAIN TRANSACTIONS

1. As stated above, in 1998, the Company granted options to purchase shares of its common stock to four full time employees and those officers and directors identified Each option grants the holder the right, for a period of five years from the date of approval of the options by the Company's shareholders, to purchase all or any part of 300,000 shares of the Company's common stock at an exercise price of $0.16, which was the market price for the Company's stock on November 15, 1998.

2. As of December 1, 1999, the Company entered into a consulting agreement with Dr. Allred and Adherent Technologies related to all of the various applications of the Company's technology. The following discussion of the terms of that agreement is not a complete discussion of all of the terms and conditions of the agreement. A copy of the agreement and the amendment thereto discussed below are on file with the Securities and Exchange Commission as an exhibit to the Company Form 10-KSB Annual Report for the fiscal year ended July 31, 2000.


      Dr. Allred and Adherent agree: (i) to act as a consultant to the Company in all phases of its marketing effort, and (ii) to aid and assist in the design, development, implementation and construction of applications of the Company's recycling technology. The agreement also contains non-compete provisions and after developed technology provisions.

      The Company agreed that Dr. Allred and Adherent Technologies will be compensated in the following way: (i) to share with the consultants on a 50-50 basis of the net proceeds received by the Company as income resulting from the sale and/or licensing of product, process, plant, technology, or otherwise, of its technology related to feedstocks other than those for tires, including composites, electronics, plastics and automotive scrap. It was agreed that the consultants would share the revenue received by the Company from its tire technology on the following basis: (ii) 5% of the first $2,000,000; (iii) 3% of the revenue from $2,000,000 to $5,000,000; (iv) 2% of the revenue from $5,000,000 to
      $10,000,000; and (v) 1% of all revenue in excess of $10,000,000. In addition, Dr. Allred and Adherent were allowed to purchase 1,000,000 shares of common stock for $10,000.

      The agreement may be terminated for cause thereby ending the compensation arrangement. The agreement may be terminated by either party upon 30 days written notice, but the compensation, non-compete and confidentiality provisions of the agreement shall continue after such termination.

3. Since the end of the fiscal year ended on July 31, 2001, the Company has privately placed 526,333 shares of its common stock for an aggregate consideration of $53,300.

                                LEGAL PROCEEDINGS

     There are no legal proceedings to which the Registrant is or may be a party or of which any of its property is subject, pending or known to be contemplated.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Grant Thornton LLP, certified public accountants, has provided services to the Company during the past fiscal year, which included the examination of the Company's consolidated financial statements included in the Annual Report to Shareholders and Annual Report on Form 10-KSB. A representative of Grant Thornton LLP will be present at the Annual Meeting, will be available to respond to appropriate questions concerning the financial statements of the Company, and will have the opportunity to make a statement if the representative desires to do so.

                     PROXY MATERIALS FOR NEXT ANNUAL MEETING

     Shareholder proposals for consideration at the next Annual Meeting, which the company expects to hold on December 21, 2001 must be received by the Company no later than August 31, 2001. In order for such proposals to be included, they must be legal and must comply with the Rules and Regulations of the Securities and Exchange Commission.




                                 OTHER BUSINESS

      The Board knows of no other business, which is to be presented at the Annual Meeting. However, if other matters should properly come before the Annual Meeting, the persons named in the proxy will vote on those matters according to their judgment.



By Order of the Board of Directors

Robert S. Simon

Albuquerque New Mexico, November 21, 2001.


ON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JULY 31, 2001, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) TO ANY RECORD HOLDER OR BENEFICIAL OWNER OF THE COMPANY'S SHARES AS OF THE CLOSE OF BUSINESS ON NOVEMBER 9, 2001. ANY EXHIBIT TO THE ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED ON REQUEST UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THE EXHIBITS. ANY SUCH WRITTEN REQUEST SHOULD BE ADDRESSED TO RONALD L. WILDER, PRESIDENT, TITAN TECHNOLOGIES, INC., 3206 CANDELARIA ROAD, N.E., ALBUQUERQUE, NEW MEXICO 87107.